Exhibit 99.1

Oaktree Strategic Income Corporation Announces Fourth Fiscal Quarter and Full Year 2020 Financial Results and Declares Increased Distribution of $0.145 Per Share

LOS ANGELES, CA, November 19, 2020—Oaktree Strategic Income Corporation (NASDAQ: OCSI) (“Oaktree Strategic Income” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter and year ended September 30, 2020.

Financial Highlights for the Quarter and Year Ended September 30, 2020

•

Total investment income was $9.0 million ($0.30 per share) and $39.5 million ($1.34 per share) for the fourth fiscal quarter and the full fiscal year of 2020, respectively, as compared with $8.6 million ($0.29 per share) and $49.6 million ($1.68 per share) for the third fiscal quarter of 2020 and the full fiscal year of 2019, respectively. The increase in investment income for the quarter was primarily driven by higher yields on new originations and higher make-whole interest income and prepayment fees resulting from the partial paydown of an investment. The decrease in investment income for the full year was primarily due to lower interest income due to lower LIBOR, the Company’s debt investment in OCSI Glick JV LLC (“OCSI Glick JV”) being on non-accrual status and a smaller average investment portfolio.

•

Net investment income was $3.7 million ($0.13 per share) and $16.2 million ($0.55 per share) for the fourth fiscal quarter and full fiscal year of 2020, respectively, as compared with $3.2 million ($0.11 per share) and $21.1 million ($0.72 per share) for the third fiscal quarter of 2020 and full fiscal year of 2019, respectively. The increase in net investment income was primarily driven by higher investment income and lower interest expense. The decrease in net investment income for the full year was primarily due to lower investment income, partially offset by lower interest expense.

•

Net asset value (“NAV”) per share was $9.05 as of September 30, 2020, up 7% from $8.47 as of June 30, 2020. The increase in NAV was primarily attributable to unrealized gains resulting from price increases on liquid debt investments and the impact of tighter credit spreads on private debt investment valuations following the improvement in broader credit market conditions. NAV was down 6% from $9.65 as of September 30, 2019, primarily due to depreciation of certain debt investments related to increased market volatility resulting from the onset of the COVID-19 pandemic in March 2020.

•

Originated $54.1 million of new investment commitments and received $71.6 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended September 30, 2020. Of these new investment commitments, 86.2% were first lien loans and 10.0% were second lien loans. The weighted average yield on new debt investments was 9.5%.

•	Total debt outstanding was $267.6 million as of September 30, 2020. The total debt to equity ratio was 1.00x, and the net debt to equity ratio was 0.91x, after adjusting for cash and cash equivalents.

•

Liquidity as of September 30, 2020 was composed of $25.1 million of unrestricted cash and cash equivalents and $83.3 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $33.7 million ($19.7 million excluding unfunded commitments to the OCSI Glick JV), with approximately $14.4 million that can be drawn immediately. The remaining $5.3 million is subject to certain milestones that must be met by one of the Company’s portfolio companies.

•	A quarterly cash distribution was declared of $0.145 per share, a 16% increase from the prior quarter distribution, payable on December 31, 2020 to stockholders of record on December 15, 2020.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSI delivered strong performance in the fourth quarter, highlighted by a continued recovery in NAV and solid earnings growth. NAV grew by 7% in the quarter, reflecting improvement in credit market conditions and the ongoing strong credit quality of the mostly first lien investment portfolio. Net investment income rose by 18% from the third quarter, as we have been leveraging Oaktree’s credit platform to deploy capital in opportunistic investments on attractive terms. Reflecting our solid results, the Board of Directors announced a December dividend of $0.145 per share. Looking ahead, we believe that OCSI’s conservatively positioned portfolio is well-positioned to continue to generate strong risk-adjusted returns for our shareholders.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.145 per share, an increase of 16%, or $0.02 per share, from the prior quarter distribution, payable on December 31, 2020 to stockholders of record on December 15, 2020.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended				For the year ended
	September 30, 2020 (unaudited)	June 30, 2020 (unaudited)	September 30, 2019 (unaudited)		September 30, 2020		September 30, 2019
Operating results:
Interest income	$7,730,348	$7,783,459	$11,975,868		$36,391,297		$48,995,053
PIK interest income	938,550	744,122	9,633		1,983,129		26,220
Fee income	277,251	108,580	92,675		1,153,610		606,197
Dividend income	6,008	—	—		6,008		—

Total investment income	8,952,157	8,636,161	12,078,176		39,534,044		49,627,470
Net expenses	5,206,521	5,467,652	6,936,609		23,330,544		28,487,219

Net investment income	3,745,636	3,168,509	5,141,567		16,203,500		21,140,251
Net realized and unrealized gains (losses)	16,910,056	38,990,006	(2,145,221)		(17,470,703)		(14,166,269)

Net increase (decrease) in net assets resulting from operations	$20,655,692	$42,158,515	$2,996,346		$(1,267,203)		$6,973,982

Net investment income per common share	$0.13	$0.11	$0.17		$0.55		$0.72
Net realized and unrealized gains (losses) per common share	$0.57	$1.32	$(0.07)		$(0.59)		$(0.48)
Earnings (loss) per common share — basic and diluted	$0.70	$1.43	$0.10		$(0.04)		$0.24

			As of
			September 30, 2020		June 30, 2020 (unaudited)		September 30, 2019
Select balance sheet and other data:
Cash and cash equivalents			$25,072,749		$30,102,649		$5,646,899
Investment portfolio at fair value			502,293,365		506,452,244		597,104,447
Total debt outstanding			267,586,378		312,156,800		294,656,800
Net assets			266,681,411		249,709,066		284,450,006
Net asset value per share			9.05		8.47		9.65
Total debt to equity ratio			1.00	x	1.25	x	1.04	x
Net debt to equity ratio			0.91	x	1.13	x	1.02	x

Total investment income for the quarter ended September 30, 2020 was $9.0 million and included $7.7 million of interest income from portfolio investments, $0.9 million of payment-in-kind (“PIK”) interest income and $0.3 million of fee income. Total investment income was $0.3 million higher as compared to the quarter ended June 30, 2020, primarily driven by higher yields on new originations and higher make-whole interest income and prepayment fees resulting from the partial paydown of an investment.

Total investment income for the year ended September 30, 2020 was $39.5 million and included $36.4 million of interest income from portfolio investments, $2.0 million of PIK interest income and $1.2 million of fee income. Total investment income was $10.1 million lower as compared to the year ended September 30, 2019, primarily due to lower interest income due to lower LIBOR, the Company’s debt investment in the OCSI Glick JV being on non-accrual status and a smaller average investment portfolio.

Net expenses for the quarter ended September 30, 2020 totaled $5.2 million, down $0.3 million from $5.5 million in the quarter ended June 30, 2020. The decline was primarily attributable to a $0.5 million decrease in interest expense due to lower borrowings, offset by $0.2 million of higher professional fees.

Net expenses for the year ended September 30, 2020 totaled $23.3 million, down $5.2 million from $28.5 million for the year ended September 30, 2019. The decline was primarily driven by $2.3 million of lower Part I incentive fees (net of waivers) due to lower investment income, a $2.1 million decrease in interest expense as a result of lower LIBOR and a $0.6 million decrease in professional fees, administrator expense and general and administrative expenses.

Net investment income for the quarter ended September 30, 2020 was $3.7 million ($0.13 per share), up as compared with $3.2 million ($0.11 per share) for the third fiscal quarter of 2020, primarily driven by a $0.3 million increase in investment income and a $0.3 million decrease in net expenses.

Net investment income for the year ended September 30, 2020 was $16.2 million ($0.55 per share), down as compared with $21.1 million ($0.72 per share) for the year ended September 30, 2019, primarily attributable to a $10.1 million decrease in investment income, partially offset by a $5.2 million decrease in net expenses.

Net realized and unrealized gains on the investment portfolio for the quarter were $16.9 million, primarily driven by price increases on liquid debt investments and the impact of tighter credit spreads on private debt investment valuations resulting from the continued improvement in broader credit market conditions during the quarter. Net realized and unrealized losses on the investment portfolio for the year ended September 30, 2020 were $17.5 million, primarily due to depreciation of certain debt investments related to increased market volatility resulting from the onset of the COVID-19 pandemic in March 2020.

Portfolio and Investment Activity

	As of
($ in thousands)	September 30, 2020 (unaudited)	June 30, 2020 (unaudited)	September 30, 2019 (unaudited)
Investments at fair value	$502,293	$506,452	$597,104
Number of portfolio companies	78	76	84
Average portfolio company debt size	$6,600	$6,700	$7,200

Asset class:
Senior secured debt	89.7%	90.9%	90.9%
OCSI Glick JV	9.8%	9.1%	9.1%
Equity	0.5%	—%	—%

Non-accrual debt investments:
Non-accrual investments at fair value	$49,910	$47,874	$—
Non-accrual investments as a percentage of debt investments	9.9%	9.5%	—%
Number of investments on non-accrual	1	2	—

Interest rate type:
Percentage floating-rate	98.1%	98.7%	100.0%
Percentage fixed-rate	1.9%	1.3%	—%

Yields:
Weighted average yield on debt investments[1]	6.3%	5.9%	7.4%
Weighted average yield on debt investments (excluding the OCSI Glick JV)[2]	7.0%	6.5%	7.3%
Cash component of weighted average yield on debt investments	5.3%	5.1%	7.3%
Weighted average yield on total portfolio investments[3]	6.3%	5.9%	7.4%

Investment activity:
New investment commitments	$54,100	$41,600	$50,800
New funded investment activity[4]	$51,900	$34,900	$51,100
Proceeds from prepayments, exits, other paydowns and sales	$71,600	$90,700	$40,200
Net new investments[5]	$(19,700)	$(55,800)	$10,900
Number of new investment commitments in new portfolio companies	9	7	7
Number of new investment commitments in existing portfolio companies	3	2	1
Number of portfolio company exits	6	19	5

[1]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[2]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, excluding the Company’s share of the return on debt investments in the OCSI Glick JV.

[3]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[4]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of September 30, 2020, the fair value of the Company’s investment portfolio was $502.3 million and was composed of investments in 78 companies, including the OCSI Glick JV.

As of September 30, 2020, 89.7% of the Company’s portfolio at fair value consisted of senior secured debt investments, including 86.0% of first liens and 3.7% of second liens, and 9.8% was related to a subordinated note investment in the OCSI Glick JV.

As of September 30, 2020, there was one investment on non-accrual status, which represented 12.3% of the debt portfolio at cost and 9.9% at fair value. During the quarter ended September 30, 2020, one investment was removed from non-accrual status following a restructuring.

The Company’s investments in the OCSI Glick JV totaled $49.4 million at fair value as of September 30, 2020, up 7.5% from $46.0 million as of June 30, 2020. The increase in the value of the Company’s investments in the OCSI Glick JV was primarily driven by unrealized appreciation in the underlying investment portfolio resulting from the broader market recovery during the quarter and the OCSI Glick JV’s use of leverage. The Company’s investment in the OCSI Glick JV remained on non-accrual status as of September 30, 2020. While the Company did not recognize income from the OCSI Glick JV during the quarter, the underlying OCSI Glick JV portfolio generated net investment income of $1.4 million. Following quarter-end, the OCSI Glick JV used these proceeds to make a $1.1 million repayment of outstanding principal on the subordinated notes, of which $1.0 million was paid to the Company.

As of September 30, 2020, the OCSI Glick JV had $137.9 million in assets, including senior secured loans to 40 portfolio companies. As of September 30, 2020, two investments held by the OCSI Glick JV were on non-accrual status, which represented 4.4% of the OCSI Glick JV portfolio at cost and 1.7% at fair value, respectively. As of September 30, 2020, OCSI Glick JV had $9.3 million of undrawn capacity (subject to borrowing base and other limitations) on its senior revolving credit facility.

Liquidity and Capital Resources

As of September 30, 2020, the Company had total principal value of debt outstanding of $267.6 million under its credit facilities. The Company was in compliance with all financial covenants under its credit facilities as of September 30, 2020.

As of September 30, 2020, the Company had $25.1 million of unrestricted cash and cash equivalents and $83.3 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $33.7 million ($19.7 million excluding unfunded investment commitments to the OCSI Glick JV), with approximately $14.4 million that can be drawn immediately. The remaining $5.3 million is subject to certain milestones that must be met by one of the Company’s portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of September 30, 2020, the weighted average interest rate on debt outstanding was 2.6%, down from 3.0% as of June 30, 2020, primarily reflecting the decline in LIBOR during the quarter.

The Company’s total debt to equity ratio was 1.00x and 1.25x as of September 30, 2020 and June 30, 2020, respectively. The Company’s net debt to equity ratio was 0.91x and 1.13x as of September 30, 2020 and June 30, 2020, respectively.

Recent Developments

Merger Agreement

On October 28, 2020, OCSI entered into an agreement to merge with and into Oaktree Specialty Lending Corporation (“OCSL”), an affiliated business development company managed by Oaktree Fund Advisors, LLC, with OCSL as the surviving company. Under the terms of the proposed merger, the Company’s shareholders will receive an amount of shares of OCSL common stock with a NAV equal to the NAV of shares of the Company’s common stock that they hold at the time of closing. The transaction is subject to approval by OCSL and the Company’s stockholders and other customary closing conditions. Assuming these conditions are satisfied, the transaction is expected to close in the first calendar quarter of 2021.

Conference Call Information

Oaktree Strategic Income will host a conference call to discuss its fourth fiscal quarter and full year 2020 results at 12:30 p.m. Eastern Time / 9:30 a.m. Pacific Time on November 19, 2020. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers), participant password “Oaktree Strategic Income.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Strategic Income’s website, www.oaktreestrategicincome.com. During the earnings conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Strategic Income’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10148615, beginning approximately one hour after the broadcast.

About Oaktree Strategic Income Corporation

Oaktree Strategic Income Corporation (NASDAQ:OCSI) is a specialty finance company dedicated to providing customized capital solutions for middle-market companies in both the syndicated and private placement markets. The Company’s investment objective is to generate a stable source of current income while minimizing the risk of principal loss and, to a lesser extent, capital appreciation by providing innovative first-lien financing solutions to companies across a wide variety of industries. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Strategic Income’s website at www.oaktreestrategicincome.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the two-step merger of OCSL with and into the Company (the “Mergers”). The forward-looking statements may include statements as to: future operating results of OCSL and the Company and distribution projections; business prospects of OCSL and the Company and the prospects of their portfolio companies; and the impact of the investments that OCSL and the Company expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the Mergers closing; (ii) the expected synergies and savings associated with the Mergers; (iii) the ability to realize the anticipated benefits of the Mergers, including the expected elimination of certain expenses and costs due to the Mergers; (iv) the percentage of OCSL and the Company’s stockholders voting in favor of the proposals submitted for their approval; (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability; (ix) changes in the economy, financial markets and political environment, (x) risks associated with possible disruption in the operations of OCSL and the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (xi) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xii) conditions in OCSL’s and the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (xiii) general considerations associated with the COVID-19 pandemic; and (xiv) other considerations that may be disclosed from time to time in OCSL’s and the Company’s publicly disseminated documents and filings. OCSL and the Company have based the forward-looking statements included in this press release on information available to them on the date of this press release, and they assume no obligation to update any such forward-looking statements. Although OCSL and the Company undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that OCSL and the Company in the future may file with the Securities and Exchange Commission, including a joint proxy statement on Schedule 14A that OCSL and the Company will file with the SEC in connection with the Mergers, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Strategic Income Corporation

Michael Mosticchio

(212) 284-1900

ocsi-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Strategic Income Corporation

Consolidated Statements of Assets and Liabilities

	September 30, 2020	June 30, 2020 (unaudited)	September 30, 2019
ASSETS
Investments at fair value:
Control investments (cost September 30, 2020: $72,157,302; cost June 30, 2020: $73,157,302; cost September 30, 2019: $73,189,664)	$49,409,901	$45,959,183	$54,326,418
Non-control/Non-affiliate investments (cost September 30, 2020: $466,907,805; cost June 30, 2020: $486,882,953; cost September 30, 2019: $553,679,070)	452,883,464	460,493,061	542,778,029

Total investments at fair value (cost September 30, 2020: $539,065,107; cost June 30, 2020: $560,040,255; cost September 30, 2019: $626,868,734)	502,293,365	506,452,244	597,104,447
Cash and cash equivalents	25,072,749	30,102,649	5,646,899
Restricted cash	4,427,678	7,792,996	8,404,733
Interest, dividends and fees receivable	1,273,014	1,940,633	3,813,730
Due from portfolio companies	527,064	556,404	350,597
Receivables from unsettled transactions	7,966,668	29,207,404	5,091,671
Deferred financing costs	2,130,020	2,010,442	2,139,299
Deferred offering costs	121,310	101,846	—
Derivative asset at fair value	—	281,117	20,876
Other assets	557,776	879,067	761,462

Total assets	$544,369,644	$579,324,802	$623,333,714

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,401,709	$1,312,049	$901,410
Base management fee and incentive fee payable	1,663,660	1,641,920	1,368,431
Due to affiliate	1,165,838	1,136,158	1,457,007
Interest payable	1,486,077	1,983,791	2,750,587
Payables from unsettled transactions	4,254,635	11,385,018	37,724,473
Derivative liability at fair value	129,936	—	—
Director fees payable	—	—	25,000
Credit facilities payable	256,656,800	312,156,800	294,656,800
Secured borrowings	10,929,578	—	—

Total liabilities	277,688,233	329,615,736	338,883,708
Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding as of September 30, 2020, June 30, 2020 and September 30, 2019	294,668	294,668	294,668
Additional paid-in-capital	369,199,332	369,199,332	369,199,332
Accumulated overdistributed earnings	(102,812,589)	(119,784,934)	(85,043,994)

Total net assets (equivalent to $9.05, $8.47 and $9.65 per common share as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively)	266,681,411	249,709,066	284,450,006

Total liabilities and net assets	$544,369,644	$579,324,802	$623,333,714

Oaktree Strategic Income Corporation

Consolidated Statements of Operations

(unaudited)

	Three months ended September 30, 2020 (unaudited)	Three months ended June 30, 2020 (unaudited)	Three months ended September 30, 2019 (unaudited)	Year ended September 30, 2020	Year ended September 30, 2019
Interest income:
Control investments	$—	$—	$1,500,837	$1,436,726	$5,945,194
Non-control/Non-affiliate investments	7,729,181	7,780,962	10,443,068	34,892,600	42,847,646
Interest on cash and cash equivalents	1,167	2,497	31,963	61,971	202,213

Total interest income	7,730,348	7,783,459	11,975,868	36,391,297	48,995,053

PIK interest income:
Non-control/Non-affiliate investments	938,550	744,122	9,633	1,983,129	26,220

Total PIK interest income	938,550	744,122	9,633	1,983,129	26,220

Fee income:
Non-control/Non-affiliate investments	277,251	108,580	92,675	1,153,610	606,197

Total fee income	277,251	108,580	92,675	1,153,610	606,197

Dividend income:
Non-control/Non-affiliate investments	6,008	—	—	6,008	—

Total dividend income	6,008	—	—	6,008	—

Total investment income	8,952,157	8,636,161	12,078,176	39,534,044	49,627,470

Expenses:
Base management fee	1,320,373	1,374,962	1,511,365	5,642,982	5,875,236
Part I incentive fee	343,265	266,935	1,048,786	1,873,858	4,293,999
Professional fees	436,064	243,949	303,380	1,316,387	1,534,958
Directors fees	105,000	105,000	105,000	420,000	420,278
Interest expense	2,532,597	2,995,323	3,673,356	12,431,910	14,528,318
Administrator expense	214,695	217,964	231,756	911,612	1,121,984
General and administrative expenses	254,527	263,519	260,501	1,055,916	1,201,721

Total expenses	5,206,521	5,467,652	7,134,144	23,652,665	28,976,494
Fees waived	—	—	(197,535)	(322,121)	(489,275)

Net expenses	5,206,521	5,467,652	6,936,609	23,330,544	28,487,219

Net investment income	3,745,636	3,168,509	5,141,567	16,203,500	21,140,251

Unrealized appreciation (depreciation):
Control investments	4,450,718	8,125,254	(1,287,873)	(3,884,155)	(3,873,446)
Non-control/Non-affiliate investments	12,365,551	33,839,061	1,106,013	(3,123,300)	(9,806,905)
Foreign currency forward contract	(411,053)	(35,850)	33,508	(150,812)	(24,931)

Net unrealized appreciation (depreciation)	16,405,216	41,928,465	(148,352)	(7,158,267)	(13,705,282)

Realized gains (losses):
Non-control/Non-affiliate investments	223,723	(2,938,459)	(2,187,603)	(10,326,109)	(943,588)
Foreign currency forward contract	281,117	—	190,734	13,673	482,601

Net realized gains (losses)	504,840	(2,938,459)	(1,996,869)	(10,312,436)	(460,987)

Net realized and unrealized gains (losses)	16,910,056	38,990,006	(2,145,221)	(17,470,703)	(14,166,269)

Net increase (decrease) in net assets resulting from operations	$20,655,692	$42,158,515	$2,996,346	$(1,267,203)	$6,973,982

Net investment income per common share — basic and diluted	$0.13	$0.11	$0.17	$0.55	$0.72
Earnings (loss) per common share — basic and diluted	$0.70	$1.43	$0.10	$(0.04)	$0.24
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768	29,466,768	29,466,768